Exhibit 10.2

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

Amendment No. 1

to

Exclusive License and Research Collaboration Agreement

by and between

Merck Sharp & Dohme Corp.and

Idera Pharmaceuticals, Inc.

This Amendment (“Amendment No. 1”) effective as of date or last signature (“Amendment No. 1 Effective Date”) confirms the mutual understanding between Merck Sharp & Dohme Corp. (“Merck”), and Idera Pharmaceuticals, Inc. (“Idera”) to amend certain terms and conditions of the Exclusive License and Research Collaboration Agreement between the Parties dated December 8, 2006, as modified by those certain letter agreements dated November 3, 2008, November 13, 2009, December 8, 2011, January 3, 2012, and January 6, 2012 (collectively, the “Agreement”).

WHEREAS, Idera desires the right to create, research, develop, manufacture and commercialize IMO compounds that are not Selected Collaboration Compounds or Non-Selected Collaboration Compounds (as specified in that certain letter dated January 6, 2012, which is attached to this Amendment No. 1 as Attachment A) for use in the Fields;

WHEREAS, Merck desires to grant such rights to Idera, while Merck shall retain all the license rights granted in the Agreement as such rights pertain to Selected Collaboration Compounds or Non-Selected Collaboration Compounds for use in the Fields;

WHEREAS, the Parties desire to make certain other modifications to the terms and conditions of the Agreement as appropriate to the granting of the rights above; and

WHEREAS, the Parties agree to be bound by the terms and conditions of the Agreement, as amended herein.

NOW, THEREFORE, in consideration of the above, the Parties hereby agree to amend the Agreement as of the Amendment No. 1 Effective Date as follows:

1.	The following definitions in Article 1 shall be deleted and replaced in their entirety as follows:

1.4	“Alzheimer’s Disease Field” shall mean use as an Adjuvant contained or administered in conjunction with all prophylactic and therapeutic Vaccine(s) for the prevention and/or treatment of Alzheimer’s disease.

1.37	“Infectious Disease Field” shall mean use as an Adjuvant contained or administered in conjunction with all prophylactic and therapeutic Vaccine(s) for the prevention and/or treatment of any viral and/or microbial infectious disease, provided that, with respect to the rights and licenses granted to Merck under this Agreement, the following diseases shall be excluded: [**].

1.58	“Oncology Field” shall mean use as an Adjuvant contained or administered in conjunction with all prophylactic and therapeutic Vaccine(s) for the prevention and/or treatment of any type of cancer. For avoidance of doubt, Vaccines for the prevention and/or treatment of human papilloma virus and other viruses that are considered precursors to cancer are included in the Oncology Field.

2.	The following new definitions shall be added to Article 1 as follows:

1.85	“Idera Combination Product(s)” shall mean, on a country by country basis, with respect to a given Idera Product, an Idera Product that contains one or more Antigens in addition to the Antigen(s) contained in the given Idera Product at the time it achieves First Commercial Sale in such country. For example, if a given Idera Product in a country, at the time it achieves First Commercial Sale contains Antigens A and B, an Idera Combination Product with respect to such given Idera Product in such country would be an Idera Product that contains at least one other Antigen, in addition to Antigens A and B, and achieves First Commercial Sale in such country after the given Idera Product has achieved First Commercial Sale.

1.86	“Idera Compound(s)” shall mean IMO compounds that are not Selected Collaboration Compounds or Non-Selected Collaboration Compounds. For purposes of clarity, the Idera Compounds shall be of different composition of matter from Selected Collaboration Compounds or Non-Selected Collaboration Compounds.

1.87	“Idera Product(s)” shall mean any prophylactic and therapeutic Vaccine(s) that contains Idera Compound(s) or is administered in conjunction with Idera Compound(s), for any and all uses in the Fields, including without limitation any Idera Combination Product, (i) in final form for sale by prescription, over-the-counter or any other method, or (ii) for administration in a Clinical Trial.

3.	Section 2.12, Exclusive Efforts, shall be deleted and replaced in its entirety as follows:

2.12	Exclusive Efforts. As of the Amendment No. 1 Effective Date, except as set forth on Schedule 2.12, Idera shall work exclusively (even as to Idera itself) with Merck and its Affiliates in efforts to develop and commercialize any Selected Collaboration Compounds or Non-Selected Collaboration Compounds for use in conjunction with Vaccine(s) or Vaccine products containing such Selected Collaboration Compounds or Non-Selected Collaboration Compounds in the Fields; provided that, nothing in this Section 2.12 shall imply that any research, development or other work obligations of Idera remain to be performed by Idera under the Agreement as of the Amendment No. 1 Effective Date.

4.	Section 2.8.4, Designation of Non-Selected Collaboration Compounds, shall be deleted and replaced in its entirety as follows:

2.8.4	Designation and Use of Non-Selected Collaboration Compounds. On or before Jan 9, 2012, Merck previously designated among the Evaluation Collaboration Compounds which ones shall be deemed the “Non-Selected Collaboration Compounds”. For avoidance of doubt, Merck and its Affiliates shall retain the right to use the Non-Selected Collaboration Compounds that are claimed in or covered by the Joint Information and Inventions solely for internal research purposes of Merck or its Affiliates which includes research carried out by any Third Party on behalf of Merck or its Affiliates; provided, however that each such Merck Affiliate and Third Party on behalf of Merck or its Affiliates shall be bound by the applicable terms of this Agreement, as amended. Idera may develop and commercialize the Non-Selected Collaboration Compounds only in the Idera Field. Idera or its Affiliates shall have the right to use any Non-Selected Collaboration Compounds outside the Idera Field solely for internal research purposes of Idera or its Affiliates which includes research carried out by any Third Party on behalf of Idera or its Affiliates; provided, however that each such Idera Affiliate and Third Party on behalf of Idera or its Affiliates shall be bound by the applicable terms of this Agreement, as amended. Internal research purposes expressly excludes the use of any Non-Selected Collaboration Compounds either by Merck and its Related Parties or by Idera and its Related Parties in any Clinical Trial.

5.	Section 3.1, License Grants to Merck, shall be deleted and replaced in its entirety as follows:

3.1	License Grants to Merck

3.1.1

Exclusive License Grant. Subject to the terms and conditions of the Agreement, as amended, Idera hereby grants to Merck an exclusive license (even as to Idera) in the Territory under Idera Technology and Idera’s interest in Joint Program Technology, with a right of sublicense, (a) to research and develop Selected Collaboration Compounds and Non-Selected Collaboration Compounds in the Fields and (b) to research, develop, make, have made, use, offer to sell, sell, have sold, import and export Selected Collaboration Compound(s) and Product(s) in the Fields. The foregoing exclusive license is subject to the non-exclusive rights granted to The Immune Response Corporation as set forth in Schedule 2.12 attached to the Agreement. Notwithstanding anything to the contrary contained in this Agreement, as amended, Idera retains all rights under Idera Technology and Idera’s interest in Joint Program Technology (x) to research, develop, make, have made, use, offer to sell, sell, have sold, import and export IMO-2055 and IMO-2125 outside the Fields, both during and after the Research Program Term, and (y) to research, develop, make, have made, use, offer to sell, sell, have sold, import and export Idera Compound(s) and Idera Product(s) in the Fields.

3.1.2	Non-Exclusive License Grant. In the event that the researching, developing, making, having made, use, offer for sale, sale, import or export by Merck, or Merck’s Related Parties, of Non-Selected Collaboration Compound(s), Selected Collaboration Compound(s) or Product(s) in accordance with the license granted pursuant to Section 3.1.1 would infringe during the term of this Agreement, as amended, a claim of issued letters patent which Idera Controls and which patents are not covered by the grant in Section 3.1.1, Idera hereby grants to Merck, to the extent Idera is legally able to do so, a non-exclusive, sublicensable, royalty-free license in the Territory under such issued letters patent for Merck and Merck’s Related Parties to research, develop, make, have made, use, sell, offer for sale, import and export such Non-Selected Collaboration Compound(s), Selected Collaboration Compound(s) and Product(s) in the Fields.

3.1.3	Sublicense Rights. Subject to the terms and conditions of this Agreement, as amended, Merck shall have the right to grant sublicenses of the rights granted to it under this Section 3.1 to (i) its Affiliates, (ii) Third Parties engaged in research, development and marketing of Products, and (iii) contract service providers providing services for Merck or its Affiliates, to the extent such sublicenses are necessary for the research, development, manufacturing and commercialization of Non-Selected Collaboration Compounds, Selected Collaboration Compounds and Products in the Fields by or on behalf of Merck or its Affiliates. Merck shall require each sublicensee to be bound by the applicable terms of this Agreement, as amended.

6.	Section 3.4, Development and Commercialization, shall be deleted and replaced in its entirety as follows:

3.4	Development and Commercialization. During the term of the Agreement, Merck and Idera each agree to notify the other Party promptly in writing upon the achievement of any business event that would trigger milestone payments, royalty payments or off-set credits due the other Party under this Agreement, as amended.

7.	Section 3.5, Excused Performance, shall be deleted in its entirety and left intentionally blank.

8.	Section 3.7, Adverse Experience Reporting, shall be deleted and replaced in its entirety as follows:

3.7	Adverse Experience Reporting. Idera and Merck each agrees throughout the term of this Agreement to notify the other Party within two (2) working days in English of any information of which Idera or Merck becomes aware in the Territory concerning any side effect, injury, toxicity or sensitivity reaction, or any unexpected incident, and the severity thereof, whether or not determined to be attributable to IMO-2055 or IMO-2125 (hereinafter “Adverse Experience”), where such Adverse Experience is serious and associated with the clinical uses, studies, investigations, tests and marketing of IMO-2055 or IMO-2125, whether or not determined to be attributable to IMO-2055 or IMO-2125. With respect to all other adverse experiences (non-serious expected or non-serious unexpected adverse experiences), Idera or Merck shall furnish the other Party with copies of such non-serious adverse experiences reported to it in connection with the marketing of IMO-2055 or IMO-2125 in English within 10 working days after receipt. For clarity, Idera shall provide Adverse Experience reports to Merck with respect to those Adverse Experiences relating to IMO-2055 under The Immune Response Corporation Agreement, to the extent Idera is aware of such information, in accordance with the term of this Section 3.7. Notwithstanding the foregoing, Idera shall not provide Adverse Experience reports to Merck with respect to Adverse Experiences relating to IMO-2055 or IMO-2125, unless and until Merck notifies Idera in writing that Merck has determined to pursue development of any Selected Collaboration Compounds or Non-Selected Collaboration Compounds pursuant to Section 3.1.1. Merck shall provide Adverse Experience reports to Idera with respect to IMO-2055 and IMO-2125 within the same time frames as set forth above. The Parties acknowledge that information provided in the timeframes set forth in this Section 3.7 may be in the form of raw data.

“Serious” as used in this Section 3.7 refers to an experience which results in death, is immediately life threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization, or prolongation of existing hospitalization, or is a congenital anomaly, cancer or an overdose. Other important medical events that may jeopardize the patient or may require intervention to prevent one of the outcomes previously listed should also be considered serious. “Unexpected” as used in this Section 3.7 refers to a condition or development not listed in the current labeling for IMO-2055 or IMO-2125, and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differs from the event because of increased frequency or greater severity or specificity.

It is understood and agreed that these adverse experience reporting requirement provisions are based on the policies and procedures of Merck and Idera and regulatory reporting requirements. Accordingly, in the event of changes to regulatory requirements for adverse experience reporting, Idera and Merck each agrees to comply with such revised notification requirements.

As soon as practicable before the start of any Clinical Trials involving IMO-2055 or IMO-2125, the Parties shall enter into a separate and more detailed agreement concerning adverse experience exchange and reporting.

9.	Section 5.5, Reports: Payment of Royalty, shall be retitled: “Reports by Merck; Payment of Royalties”.

10.	Section 5.6, Audits, shall be retitled: “Audits of Merck Reports”.

11.	New Section 5.9 shall be added as follows:

5.9	Credits Accrued by Merck. Merck shall accrue credits, which may be applied solely against amounts payable by Merck to Idera under the Agreement, in accordance with this Section 5.9. With respect to the first [**] Dollars (USD $[**]) of aggregate fair market value for cash or other consideration received by Idera from Third Party licensees for the license, development, approval, or net sales of Idera Products by Third Party licensees, Merck shall accrue credits of fifteen percent (15%) of such amounts against milestone and royalty payments owed to Idera by Merck pursuant to Sections 5.3 and 5.4, provided that no such credit shall reduce any individual payment to Idera to less than [**] percent ([**]%) of the payment amount otherwise payable. With respect to the next [**] Dollars (USD $[**]) of aggregate fair market value for cash or other consideration received by Idera from Third Party licensees for the license, development, approval, or net sales of Idera Products by Third Party licensees, Merck shall accrue credits of fifteen percent (15%) of such amounts against milestone and royalty payments owed to Idera by Merck pursuant to Sections 5.3 and 5.4, provided that no such credit shall reduce any individual payment to Idera to less than [**] percent ([**]%) of the payment amount otherwise payable. For the avoidance of doubt, any unused credits accrued shall be carried forward to offset any successive amounts that would otherwise be owed by Merck to Idera. Merck shall not accrue any credit amount with respect to the fair market value of cash or other consideration received by Idera from Third Party licensees for the license, development, approval, or net sales of Idera Products by Third Party licensees exceeding [**] Dollars (USD $[**]) in aggregate. Income from Third Party licensees shall exclude income received for funding research and development activities and for the fair market value of Idera’s securities issued to the licensee. The crediting of the amounts as set forth above shall be Merck’s sole and exclusive compensation with respect to Idera Products. In no event shall the aggregate amount of the credits to which Merck may receive with respect to consideration received by Idera from Third Party licensees for the license, development, approval, or net sales of Idera Products exceed Sixty Million Dollars (USD $60,000,000).

12.	New Section 5.10 shall be added as follows:

5.10	Reports by Idera

Idera shall promptly notify Merck of each Third Party license granted by Idera under which Idera is entitled to payments that may result in the accrual of credits by Merck pursuant to Section 5.9. Idera shall furnish to Merck a quarterly written report showing all payments received by Idera under such Third Party license agreements giving rise to credits pursuant to Section 5.9 during the prior Calendar Quarter. Reports shall be due on the [**] day following the close of each Calendar Quarter. Idera shall keep complete and accurate records in sufficient detail to enable the credit accruals hereunder to be determined.

13.	New Section 5.11 shall be added as follows:

5.11	Audits of Idera Reports

(a)	Upon the written request of Merck and not more than once in each Calendar Year, Idera shall permit an independent certified public accounting firm of nationally recognized standing selected by Merck and reasonably acceptable to Idera, at Merck’s expense, to have access during normal business hours to such of the records of Idera as may be reasonably necessary to verify the accuracy of the credit accrual reports hereunder for any year ending not more than twenty-four (24) months prior to the date of such request. The accounting firm shall disclose to Merck only whether the credit accrual reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Merck.

(b)	If such accounting firm correctly identifies a discrepancy made during such period, the credits to which Merck is entitled pursuant to Section 5.9 shall be adjusted accordingly during the next Calendar Quarter. The fees charged by such accounting firm shall be paid by Merck; provided, however, that if such audit uncovers an underreporting of credits by Idera that exceeds [**] Dollars (USD $[**]) and five percent (5%) of the total credits owed, then the fees of such accounting firm shall be paid by Idera.

(c)	Upon the expiration of twenty-four (24) months following the end of any year, the calculation of credits accrued with respect to such year shall be binding and conclusive upon Merck, and Idera shall be released from any liability or accountability with respect to credit accrual for such year.

(d)	Merck shall treat all financial information subject to review under this Section 5.11(d) in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with Idera obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

14.	In Section 7.1(d), the final sentence shall be deleted and replaced in its entirety as follows:

Except as provided in Section 7.1(e) or Section 7.2(b), the filing Party shall be responsible for payment of all costs and expenses related to all filings hereunder.

15.	Section 7.1(e) shall be amended to add the following at the end:

Idera Patent Rights that claim or cover Selected Collaboration Compounds are listed in Attachment B attached to this Amendment No. 1. For any Idera Patent Rights listed on Attachment B for which Merck is identified as having responsibility for any reimbursement of patent costs and expenses, the Parties shall mutually agree, on a country-by-country basis, on the continued maintenance and prosecution of such Idera Patent Rights and the country validations for granted EP patents in the Idera Patent Rights. To the extent that such Idera Patent Rights continue to claim or cover Selected Collaboration Compounds, (i) Merck shall reimburse Idera for the expenses incurred after the Amendment No. 1 Effective Date in prosecuting and maintaining the Idera Patent Rights listed on Attachment B as to which Merck is identified as the Party responsible for prosecution costs in Attachment B; and (ii) Merck shall reimburse Idera for fifty percent (50%) of the expenses incurred after the Amendment No. 1 Effective Date in maintaining the Idera Patent Rights listed on Attachment B as to which Attachment B specifies that the Parties will share in such prosecution costs; provided, however, that in the case of clause (i) above, at any time after the Amendment No. 1 Effective Date, in the event Idera licenses to any Third Party the rights to practice (except as to Selected Collaboration Compounds) under the Idera Patent Rights listed on Attachment B for which Merck is identified as having responsibility for any reimbursement of patent costs and expenses, then Merck shall reimburse Idera for fifty percent (50%) of the expenses incurred after the effective date of the first such Third Party license in maintaining such Idera Patent Rights that Idera licenses to any Third Party after the Amendment No. 1 Effective Date. Such reimbursement obligations shall also extend to continuing patent applications of, and patents issuing from, the Idera Patent Rights listed on Attachment B that continue to claim or cover Selected Collaboration Compounds, to the same extent that Merck’s reimbursement obligations apply to the Idera Patent Rights listed on Attachment B that continue to claim or cover Selected Collaboration Compounds. For reimbursement of patent costs and expenses hereunder, Idera shall provide an invoice and supporting documentation to Merck at the end of the applicable Calendar Quarter.

16.	New Section 10.2.5 shall be added as follows:

The terms of this Amendment No. 1 shall be binding upon any Third Party assignee or acquirer of Idera in the event of an assignment by Idera of the Agreement to a Third Party or upon Change of Control of Idera, in either case as if such Third Party were Idera.

All capitalized terms used and not otherwise defined in this Amendment No. 1 shall have the meanings set forth in the Agreement.

It is the intent of the Parties that the terms of this Amendment No. 1 be read and interpreted as being additive to and in harmony with and, except as expressly set out herein, not as replacing or contradicting the terms and conditions of the Agreement. All other terms and conditions to the Agreement remain unchanged and in full force and effect except to the extent superseded by the terms and conditions of this Amendment No. 1.

The Agreement, as modified by this Amendment No. 1, contains the entire understanding of the Parties with respect to the subject matter.

This Amendment No. 1 may be executed in one or more counterparts, each of which shall be an original, and all of which taken together shall constitute a single instrument. After facsimile or electronic transmission, the Parties agree to execute and exchange documents with original signatures.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed by their duly authorized representatives.

Merck Sharp & Dohme Corp.

BY:	/s/ illegible

TITLE:	SVP Research Development

DATE:	29th April 2014

Idera Pharmaceuticals, Inc.

BY:	/s/ Louis J. Arcudi

TITLE:	Louis J. Arcudi, III Chief Financial Officer Idera Pharmaceuticals, Inc.

DATE:	April 29, 2014

Attachment A

[letter dated January 6, 2012 attached below]

Alliance Management	Merck WS1AB-30 One Merck Drive Whitehouse Station, NJ 08889 merck.com

January 6, 2012 Idera Pharmaceuticals, Inc. Attn: Sudhir Agrawal, D. Phil. Chief Executive Officer and President

167 Sidney Street

Cambridge, MA 02139

Via UPS and Facsimile

Re:	Exclusive License and Research Collaboration Agreement by and between Merck Sharp & Dohme Corp. (“Merck”) and Idera Pharmaceuticals, Inc. (“Idera”) dated December 8, 2006 (the Agreement”)

Dear Sudhir:

In a letter dated January 3, 2012, Merck and Idera mutually agreed to revise Section 2.8.3 of the Agreement to allow Merck to select [**] Selected Collaboration Compounds targeting TLR9 and [**] Selected Collaboration Compounds targeted to TLR 7 and/or TLR 8. Therefore, pursuant to Section 2.8.3, the attached Schedule 1 designates Selected Collaboration Compounds. Please note that selection of IMO-2055 was previously designated in a letter dated July 20, 2007, it is included on Schedule 1 for completeness.

In addition, pursuant to Section 2.8.4, the attached Schedule 2 designates Non-Selected Collaboration Compounds.

We look forward to continuation of our collaboration.

Very truly yours,

/s/
Ellen Locker
Executive Director — Alliance Management

cc:	A. Bert, D. Casimiro, C. Gawron-Burke, G. McMahon, A. Misyan, S. Ritter (Idera)

Schedule 1

Selected Collaboration Compounds

TLR 9

[**]

TLR 7 and/or TLR 8

[**]

Schedule 2

Non-Selected Collaboration Compounds

[**]

Attachment B

SELECTED COLLABORATION COMPOUNDS

TLR9 AGONISTS

Party Responsible for Prosecution and Maintenance Costs

[**]
Patent Office Application Serial Number	Country	Application Filing Date	Status	Patent Number
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

[**]
Patent Office Application Serial Number	Country	Application Filing Date	Status	Patent Number
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

[**]
Patent Office Application Serial Number	Country	Application Filing Date	Status	Patent Number
[**]	[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]			[**]
[**]	[**]	[**]	[**]			[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]			[**]
[**]	[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]	[**]		[**]

[**]
Patent Office Application Serial Number	Country	Application Filing Date	Status	Patent Number
[**]	[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]			[**]
[**]	[**]	[**]	[**]			[**]
[**]	[**]	[**]	[**]			[**]
[**]	[**]	[**]	[**]			[**]
[**]	[**]	[**]	[**]		[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]	[**]

TLR7 and/or TLR8 AGONISTS

[**]
Patent Office Application Serial Number	Country	Application Filing Date	Status	Patent Number
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]

[**]
Patent Office Application Serial Number	Country	Application Filing Date	Status	Patent Number
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]		[**]
[**]	[**]	[**]	[**]	[**]	[**]